SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      February 21, 2001
(Date of earliest event reported)  (February 21, 2001)

CTC COMMUNICATIONS GROUP, INC.
(Exact name of registrant as specified in its charter)
          Delaware                   0-27505            04-3469590
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)   Identification No.)

          220 Bear Hill Rd., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
 (Registrant's telephone number including area code)

 (Former name or former address if changed since last report)

Item 5.  Other Events

On February 21, 2001, the Registrant issued the following press release:

CTC Communications Group Reports Record Revenue and Operating Results for the Quarter, the Nine Months and the Pro-forma Year Ended December 31; Year-End Highlights

    WALTHAM, Mass.--Feb. 21, 2000--

    --Annualized Revenue of approximately $250 Million
    --453,300 Access Lines in Service
    --Over 1,750 Customer Locations on the PowerPath(SM) broadband network
    --Local Voice Services Implemented on PowerPath(SM) broadband network
    --Non-recurring charge for consolidation of collocation and branch sites of $3.1 million.
    --Fully-Funded Growth Plan
    --Fully-Funded Fiber Build-Out of PowerPath(SM) broadband network in progress
    --50,000 Square Foot Data Center under construction

CTC Communications Group (NASDAQ NNM: CPTL) today reported record results for the quarter, the nine month period and the pro-forma calendar year ended December 31, 2000.

As previously announced, the Company has adopted Staff Accounting Bulletin 101 (SAB 101) and changed its year-end from March 31st to December 31st. Reported results in the Company's Annual Report on Form 10-K will therefore include the operating results for a nine-month "stub" period for the transition for which the operating results have been adjusted for the adoption of SAB 101. For the nine months ended December 31st, 2000, the Company reported revenues of $170.4 million. Pro-forma revenues for the calendar year ended December 31, 2000, were $215.3 million a 71% increase over pro-forma revenues for the calendar year ended December 31, 1999 of $125.9 million.

For the quarter ended December 31st, the Company reported revenues of $62.3 million, a 60 % increase over the $38.9 million reported for the quarter ended December 31, 1999 (restated for SAB 101) and a 9% increase over the $57.0 million reported for the quarter ended September 30, 2000 (restated for SAB 101). Annualized revenue based on the quarter ended December 31, 2000 was approximately $250 million. The Company added a record 46,200 access line equivalents (ALEs), net of churn, in the quarter bringing total ALEs in service to 453,300 as of December 31, 2000. This represents an 11 % sequential growth rate in total ALEs in service from the quarter ended September 30, 2000.

Excluding a non-recurring charge for consolidation of collocation and branch sites described below, the Company reported an EBITDA loss for the quarter of $9.6 million. For the nine months ended December 31, 2000, EBITDA losses, excluding this non-recurring charge and the cumulative effect of adopting SAB101, were $23.2 million as compared with $16.3 million for the comparable period ending December 31, 1999, excluding the non-cash compensation.

Including the non-recurring charge for consolidation of collocation and branch sites of $3.1 million, the Company reported a net loss of $72.2 million for the nine months ended December 31, 2000 compared with a net loss of $41.6 million in the same period last year. This consolidation will maximize network efficiency through optimal use of fiber deployment as part of our previously announced fiber build-out plan. Branch site consolidation was implemented to realize near term operating efficiencies. The Company expects to save significant monthly charges for collocation and branch expenses as a result of these consolidations.

Mr. Robert J. Fabbricatore, Chairman and CEO stated, "2000 has been another highly productive year of substantial growth, technological advances and positioning for the future. The Company continued to build its major customer franchise, enhance its "next generation" network capabilities and position itself as the low cost network service provider of the future. The investments the Company made in 2000 in branch office expansion, network development, fiber transmission facilities and data center capabilities have positioned it as a technology advantaged competitor with a single broadband network that handles all of today's voice and data services efficiently and cost effectively. 2001 will be the year that the Company captures the benefits of these investments through packaged services offerings, rapid on-net migration of customers, increasing margins and the attainment of positive EBITDA. CTC's long standing marketing and sales expertise coupled with the cost efficiencies and capabilities of our broadband network technology is a powerful combination which will fuel significant financial growth and distinguish the Company both in the marketplace and in the investment community".

Marketing and Sales

Expansion to the Mid-Atlantic States.
In 2000 the Company doubled its addressable business market by expanding its operating area from the New England States and New York into the Mid-Atlantic States. The Company now has branch offices in New Jersey, Pennsylvania and Maryland. These initial Mid-Atlantic States branch offices complete coverage in the Washington DC to Boston corridor which has a $26 Billion business market telecom spend, $16 Billion of which is in CTC's targeted medium to large business market. In the fourth quarter of 2000, the Company decided to consolidate four of its Mid-Atlantic branch offices into two offices, to realize near term operating efficiencies. The Company does not anticipate expanding beyond its Northeast and Mid-Atlantic States operating area in 2001. Branch expansion within the Northeast and Mid-Atlantic states will be predicated on market penetration and branch office profitability.

Sales Productivity
The Company added 46,200 ALEs lines in the December Quarter and ended the year with 453,300 ALEs in service. The Company continues to add over 40,000 new ALEs per quarter, net of churn, and maintain a 99% monthly ALE retention rate. December Quarter new customer acquisitions averaged 45 lines per customer.

CTC ended the year with over 1,750 customer locations on its PowerPath(SM) broadband network, with 450 of those locations added in the December Quarter.

December Quarter annualized revenue is over $1.2 million per sales person and over $350,000 per employee.

Broadband Product Packaging
The Company currently markets and sells converged long distance voice, data and Internet services on its PowerPath(SM) Network. These services are provided on a single broadband access facility to its customers. In the March 2001 Quarter, the Company will be introducing 1.5 mb, 3.0 mb,
10.0 mb and higher broadband access product packages that include all voice and data services. The Company anticipates that these packages will simplify the customer decision making process, reduce customer cost by 20-30%, generate on-net margins for CTC in excess of 50% and fuel accelerated customer migrations to the network.

Targeted Marketing and Sales
In the December Quarter, the Company further refined its on-net target marketing approach for medium and larger sized business based on its local fiber deployment plan. In 2001, CTC's local fiber implementation will be accompanied by a targeted sales and marketing program to existing and potential customers within CTC's fiber node serving areas. This targeted marketing approach will enhance and accelerate the transition of existing customers to the network and the acquisition of new customers to the network from a provisioning, service quality and cost perspective. Targeted marketing and sales to CTC's fiber node serving areas is one of the foundations of the Company's goal to rapidly increase on-net customer locations and ALEs in 2001.

PowerPath(SM) Broadband Network

Broadband VoIP+ATM
Packet Network During the year 2000, the Company provided converged long distance voice, data and Internet services to customers on its PowerPath(SM) broadband network. In the Spring of 2000, the Company added a softswitch to its network infrastructure as part of its development effort to provide local voice services on the network by year end 2000. The Company accomplished this goal and placed a "first of its kind" local voice call between a 100% packet based network and the Public Switched Telephone Network (PSTN) on December 14, 2000.
The network has been Signalling System Seven (SS7) Certified, Operator Services Certified and E911 Certified for local and long distance voice services. CTC currently has 6 beta customers in western Massachusetts using on-net local and long distance voice services on an ongoing basis, every day. Customers on the PowerPath(SM) Network can place and receive voice calls to and from any customer, served by any carrier, throughout the world.

Local and long distance voice services must be implemented on a LATA by LATA geographical area due to interconnection requirements with the ILEC. The Company plans to complete beta testing in western Massachusetts by the end of the first quarter and then progressively implement its local and long distance voice services in eastern Massachusetts, New Hampshire, Maine and Rhode Island by this summer. Thirteen additional LATAs encompassing six additional states will progressively follow the Rhode Island implementation.

Local Fiber
The Company has signed agreements to purchase local dark fiber in Massachusetts, New Hampshire, Maine and Rhode Island and will be "lighting" this fiber using Cisco optronics. The Company will own and operate this local fiber which has been designed and engineered to mesh with CTC's long haul fiber network and extend the "fiber reach" of the CTC network to Verizon local switching offices where customers are located. Extending CTC fiber to local Verizon switching offices eliminates the Company's dependency on Verizon inter-office facilities, improves network quality and reliability and reduces CTC's on-net provisioning interval from an average of 95 days to 40 Days. Implementation of the local fiber will also allow the Company to disconnect a significant number of existing leased inter-office facilities from Verizon thereby significantly improving on-net margins.

CTC's local fiber will be implemented progressively with the first section completing in March and the last section completing in September. The availability of local dark fiber is a relatively recent development in the New England area. The Company had previously contracted with Verizon for numerous collocation sites anticipated to be needed for T3 multiplexing and other alternative inter-office access facility arrangements. Dark fiber availability has significantly reduced the Company's requirement for Verizon collocation space and its ongoing expense.

Data Center
The Company is currently constructing a 50,000 square foot Class 5 data center which is scheduled for completion in June 2001. This data center will be used to support new product and application development and introductions in the unified messaging, web-hosting, remote storage and managed services areas. It will also be utilized as a gateway to portal partners providing services that CTC chooses not to develop but to provide under the CTC brand through these partners.

Data center enabled services and portal partner offerings are centrally developed and immediately available to all customers on the network. The Company anticipates that data center based applications will begin to generate significant new revenue in the second half of 2001.

Quarter ending December 31, 2000 Revenue and EBITDA Analysis--

During the quarter ended December 31, 2000, the Company increased its local service revenues from $32.9 million in the September 2000 Quarter (restated for SAB101) to $36.9 million in the December 2000 Quarter, or 12% sequentially, due primarily to the addition of 46,200 new ALEs.

Toll revenues for the quarter remained constant at $14.4 million in the September 2000 and December 2000 Quarters. An increase in long distance minutes of use was offset by rate decreases due to competitive market conditions.

Data revenues for the quarter increased from $9.7 million in the September 2000 Quarter (restated for SAB101) to $11.0 million in the December 2000 Quarter or 13% sequentially, due primarily to continued strong demand for the Company's PowerPath(SM) broadband network.

Margin for the quarter decreased from 22.1% in the September 2000 Quarter (restated for SAB101) to 20.3% in the December Quarter. Margins for off-net services were approximately 24%. The overall decline is primarily due to additional fixed expenses incurred as a result of the PowerPath(SM) broadband network expansion and lower margins on toll revenue due to rate decreases.

Selling, general and administrative expenses (SG&A), excluding depreciation and amortization, increased from $20.4million in the September 2000 Quarter to $22.3 million in the December 2000 Quarter. EBITDA losses, excluding the non-recurring charge for consolidation of collocation and branch sites increased from $7.8 million in the September 2000 Quarter to $9.6 million in the December 2000 Quarter due to the expansion of the Company's network infrastructure and increased SG&A expenses.

Net losses increased from $21.9 million ($1.01 per share) in the September 2000 Quarter (restated for SAB101) to $29.2 million ($1.28 per share) in the December 2000 Quarter, due primarily to the expansion of the Company's network infrastructure, an additional $2.0 million in depreciation expense associated with continued infrastructure deployment and the non-recurring charge for consolidation of collocation and branch sites.

Investor Conference Call Schedule
The Company will host an investor conference call on Wednesday February 21, 2000 at 1:15 PM Eastern time. There will be an initial presentation by management and then the lines will be opened for questions and answers. Topics will include operating results for the December Quarter and fiscal year 2000 as well as other appropriate subjects.

In addition to the standard call in procedure, this Investor Conference Call will be audio broadcast live over the Internet for those who would like to participate via this medium. It should be noted that the Internet audio broadcast is listen only and there is no capability to ask questions.

To participate via the traditional dial in conference call, please call 877-797-1768 and ask for the CTC Communications Group Conference call. The call will start promptly at 1:15 PM Eastern Time. To participate via the audio broadcast on the Internet, please access www.ctcnet.com, follow the link on the home page and register using the password: ctc022101. The call will start promptly at 1:15 PM Eastern Time.

For those unable to participate, the conference call will be replayed through February 28, 2001. Please call 877-519-4471 and use PIN# 2426463 for the replay. Replay will also be available through February 28, 2001 under the Investor Relations section of CTC's website at www.ctcnet.com. Please register using the password: ctc022101.

About CTC Communications

CTC is a rapidly growing "next generation" Integrated Communications Carrier utilizing next generation technology and providing its customers with converged voice, data, Internet and video services on a broadband, packet-based network. The Company serves medium and larger business customers from Virginia to Maine, which includes the most robust telecommunications region in the world--the Washington D.C. to Boston corridor. CTC was managing more than 453,300 access lines as of December 31, 2000.
The Company's Cisco Powered IP+ATM packet network and its 435 member sales and service teams, provide contiguous marketing and technology coverage throughout the Northeast and Mid-Atlantic States. The Company, through its dedicated commitment to exceptional customer service, has achieved an industry-leading market share in the Northeast and an industry-leading line retention rate in excess of 99 percent. CTC can be found on the worldwide web at www.ctcnet.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements including increased revenue, migration of customers, improved margins, attainment of positive EBITDA and introduction of new products. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

                       CTC Communications Group
                       Statements of Operations

                                 Three months ended December 31,
                                2000            1999          1999
                                               (as         (Adjusted
                                             reported)       SAB101)
Total revenues              $62,305,870     $40,369,021   $38,911,960

Costs and expenses:
 Cost of
  telecommunication revenue
  (excluding depreciation)   49,631,465      30,409,039    29,625,345
 Selling, general
  and administrative         22,322,864      14,277,715    14,184,418
 Depreciation and
  amortization               13,978,528       5,924,366     5,924,366
 Consolidation of
  collocation and
  branch sites                3,110,300            --            --
Total costs and expenses     89,043,157      50,611,120    49,734,129
Loss from operations        (26,737,287)    (10,242,099)  (10,822,169)
Interest expense, net        (2,510,706)     (3,871,436)   (3,871,436)
Other expense                      --          (102,996)     (102,996)
Total other expense          (2,510,706)     (3,974,432)   (3,974,432)
Net loss                   ($29,247,993)   ($14,216,531) ($14,796,601)
Preferred stock dividends
 and accretion                4,709,420         351,148       351,148
Net loss applicable to
 common stockholders       ($33,957,413)   ($14,567,679) ($15,147,749)
EBITDA excluding
 consolidation
 of collocation             ($9,648,459)    ($4,420,729)  ($5,000,799)
 and branch sites
EBITDA                     ($12,758,759)    ($4,420,729)  ($5,000,799)
Loss per common share
 excluding
 consolidation of
 collocation and branch
 sites:
  Basic and diluted             ($1.16)          ($0.67)       ($0.69)
Loss per common share:
  Basic and diluted             ($1.28)          ($0.67)       ($0.69)
Shares in computing Loss
 per common share:
  Basic and diluted          26,512,528      21,863,025    21,863,025

                       CTC Communications Group
                       Statements of Operations


                                        Nine months ended December 31,
                                               2000           1999

Total revenues                             $170,352,695  $106,525,027
Costs and expenses:
 Cost of telecommunication revenue
  (excluding depreciation)                  133,196,099    83,896,482
 Selling, general and administrative         60,310,722    38,957,873
 Depreciation and amortization               34,916,209    11,680,675
 Consolidation of collocation
  and branch sites                            3,110,300          --
 Noncash compensation                              --       2,238,281
Total costs and expenses                    231,533,330   136,773,311
Loss from operations                        (61,180,635)  (30,248,284)
Interest expense, net                        (8,145,495)  (11,389,082)
Other expense                                      --           8,518
Total other expense                          (8,145,495)  (11,380,564)
Cumulative effect of change in
 accounting principle                        (2,878,949)         --
Net loss                                   $(72,205,079) $(41,628,848)
Preferred stock dividends
 and accretion                               11,517,000     1,040,532
Net loss applicable to common
 stockholders                              $(83,722,079) $(42,669,380)
 stockholders                              $(83,722,079) $(42,669,380)
EBITDA excluding consolidation
 of collocation and                        $(23,154,126) $(16,320,810)
 branch sites , noncash compensation
 and cumulative
 effect of change in accounting principle
EBITDA                                     $(29,143,375) $(18,559,091)
Loss per common share:
  Basic and diluted                              ($3.19)       ($2.21)
Loss per common share excluding cumulative
 effect of accounting
 change and consolidation of collocation
 and branch sites:
  Basic and diluted                             ($2.96)        ($2.21)
Shares in computing Loss per common share:
  Basic and diluted                          26,249,173    19,337,940

                       CTC Communications Group
                             Balance Sheet

                                        December 31,       March 31,
                                            2000             2000
Assets

Cash and cash equivalents               $80,029,442      $20,093,156
Accounts receivable, net                 43,137,423       39,965,335
Other current assets                      3,761,902        3,576,033
     Total current assets               126,928,767       63,634,524
Property and equipment (net)            195,741,815       91,235,460
Other assets                             15,082,876        7,363,368
 Total Assets                          $337,753,458     $162,233,352
Liabilities and Stockholders' Deficit

Capital leases/ notespayable            $29,039,834      $10,162,756
Accounts payable and accrued expenses    52,743,629       48,811,557
     Total current liabilities           81,783,463       58,974,313
Capital leases long term                 52,763,576       15,031,108
Notes payable long term                 103,018,589      103,928,207
     Total long term debt               155,782,165      118,959,315
Series B Preferred Stock                203,249,272             --
Stockholders' deficit                  (103,061,442)     (15,700,276)
   Total Liabilities and
    Stockholders' Deficit              $337,753,458     $162,233,352


CONTACT: FELDMAN COMMUNICATIONS INC.
John Dinsmore
410-571-8900
JDFelCom@aol.com
www.FeldmanCommunications.com
or
CTC COMMUNICATIONS
John Pittenger
781-466-1302
Pitt@ctcnet.com
www.ctcnet.com


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                  CTC COMMUNICATIONS GROUP, INC.
                 By: /s/ John D. Pittenger
                 John D. Pittenger,
                 Executive Vice President, Finance and Administration

Dated: February 21, 2001